  As filed with the Securities and Exchange Commission on September 22, 2000
                                                  Registration No. 333- ________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          ___________________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              ___________________

                              WORLD AIRWAYS, INC.
              (Exact name of registrant as specified in charter)

                                                      13873 Park Center Road, Suite 490
                                                          Herndon, Virginia  20171
            Delaware                                           (703) 834-9200                                     94-1358276
(State or other jurisdiction of   (Address, including zip code, and telephone number, including area code,     (I.R.S. employer
        incorporation or                        of registrant's principal executive offices)                identification number)
         organization)

                               CATHY SIGALAS                                  Copies of communications to:
                       General Counsel and Secretary                             ROBERT E. OLSEN, ESQ.
                            World Airways, Inc.                               1750 Tysons Blvd., Suite 1200
                     13873 Park Center Road, Suite 490                           McLean, Virginia 22102
                         Herndon, Virginia  20171                                 Tel: (703) 749-1357
                              (703)  834-9200                                     Fax: (703) 714-8357
         (Name, address, including zip code, and telephone number,
                including area code, of  agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                                              (continued on following page)
================================================================================

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                          Proposed             Proposed
                                                 Amount                   maximum               maximum        Amount of
              Title of                    to be registered/(1)/        offering price          aggregate      registration
     securities to be registered                                         per share          offering price        fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per           699,867 shares              $.84/(2)/            $587,888.28       $155.20
share
====================================================================================================================================
     Total:                                  699,867 shares                                   $587,888.28       $155.20
====================================================================================================================================

(1) Subject to adjustment in accordance with Rule 416(a) and (b).

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of the high and low prices reported for the Common Stock on the Nasdaq SmallCap Market on September 20, 2000.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. It is part of a registration statement that we filed with the Securities and Exchange Commission. The securities may not be sold until the registration statement becomes effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy them, in any state or other jurisdiction where an offer and sale would not be permitted.

                Subject to Completion, Dated September 22, 2000

PROSPECTUS
----------




                                699,867 Shares

                              WORLD AIRWAYS, INC.

                                 Common Stock


     We are registering 699,867 shares of our common stock for sale or distribution by the selling security holders named in this prospectus. We will not receive any of the proceeds of sale. The selling security holders may sell or distribute the shares from time to time in public trading transactions at the market price, in negotiated transactions, or in any other way described in this prospectus. The offering will not be underwritten.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "WLDA". The closing sale price of our common stock on that market on September 19, 2000, was $.7813 per share.

     Investing in our common stock involves a high degree of risk. See "Risk Factors," beginning on page 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



              The date of this prospectus is ______ ____ , 2000.

                      WHERE YOU CAN GET MORE INFORMATION

     We are a reporting company and file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy these reports, proxy statements, and other information at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at (800) SEC-0330 for more information about the operation of the public reference rooms. You may also request copies of these documents by writing to the SEC and paying a fee for the copying cost. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov".

     The SEC allows us to "incorporate by reference" information included in documents that we file with it, which means that we may disclose important information to you by referring you to other documents. Information incorporated by reference is an important part of this prospectus, and documents that we file later with the SEC will automatically update and supersede that information. We are incorporating by reference in this prospectus the documents listed below and, until the termination of the offering, any future filings which we make with the SEC under Sections 13(a), 13(c), 14, and 15 (d) of the Securities Exchange Act of 1934:

          . Our annual report on Form 10-K/A for the year ended December 31, 1999, which contains our financial statements for our latest fiscal year,

          . Our quarterly report on Form 10-Q for the quarter ended March 31, 2000,

          . Our quarterly report on Form 10-Q for the quarter ended June 30, 2000, and

          . Our registration statement on Form 8-A, as amended, which includes a description of our common stock.

     We will provide you, without cost, with a copy of any of these filings on request made orally or in writing to us at the following address:

                              World Airways, Inc.
                       13873 Park Center Road, Suite 490
                            Herndon, Virginia  20171
                           Attn:  Investor Relations
                              Tel: (703) 834-9200
                              Fax: (703) 834-9360

                              WORLD AIRWAYS, INC.

     We are a U.S. certificated airline, founded in 1948. We provide long-range domestic and international supplemental air transportation service, for both passengers and cargo, to the United States government, international air carriers, tour operators, major international freight forwarders, and cruise ship companies. We do not provide scheduled service. We are a Delaware corporation. Our principal executive offices are located near Washington Dulles International Airport in The Hallmark Building, 13873 Park Center Road, Suite 490, Herndon, Virginia 20171, and our main telephone number is (703) 834-9200. In the second quarter of 2001, we intend to relocate our principal executive offices to the Atlanta, Georgia area.

Shares Being Offered

     In 1987, we became a wholly-owned subsidiary of WorldCorp, Inc., a Delaware corporation. In 1994, WorldCorp sold a minority interest in our common stock to Naluri Berhad, a Malaysian aviation company. In October 1995, we became publicly owned after an initial public offering of our common stock. Since then, we have issued shares to our employees and others under various employee benefit plans. Nevertheless, WorldCorp remained our largest single shareholder. On June 30, 2000, it owned an aggregate of 1,895,501 shares of our common stock, our only outstanding class of voting securities, or approximately 18.6% of the shares outstanding.

     On February 12, 1999, WorldCorp filed a petition for reorganization, under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware. WorldCorp Acquisition Corp., its wholly-owned subsidiary, later became a debtor is a separate bankruptcy case. By order dated May 23, 2000, the bankruptcy court confirmed WorldCorp's proposed liquidating plan; substantively consolidated the two bankruptcy cases; permitted the two debtors to continue to exist, as a liquidating entity, solely to be liquidated; and permitted the remaining assets of the debtors, including our common stock, to be distributed to their creditors, free and clear of all liens, encumbrances, claims, or interests of creditors and shareholders of the debtors and without further supervision by the bankruptcy court generally. That distribution occurred in July 2000.

     WLR Recovery Fund, L.P., a creditor of WorldCorp, received a distribution of approximately 760,000 shares of our common stock. In July 2000, WLR entered into a written agreement to sell 699,867 of those shares to Hollis L. Harris, our Chairman of the Board of Directors and Chief Executive Officer, and to several of our other directors and executive officers, individually and not as a group. The purchase price was $.50 per share paid in cash. Closing on the Harris sale occurred on August 17, 2000.

     As a result of these transactions, we are no longer a subsidiary of WorldCorp, and we are approximately 45%-owned by our directors and employees.

     Mr. Harris and the other directors and executive officers participating in the August 17, 2000 purchase are using this prospectus to reoffer the 699,867 shares of our common stock at market prices, in negotiated transactions, or in any other way described in this prospectus.

Market for Our Shares

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "WLDA". The closing sale price of our common stock on that market on September 19, 2000, was $.7813 per share.

Our Business

     We provide supplemental aircraft to our customers under two types of contracts. These are called "wet leases" (also known as "ACMI contracts") and "full service contracts" (also known as "charters"). Under wet leases, we supply aircraft, crew, maintenance, and insurance only, while the customers agree to be responsible for other operating costs, including fuel. Under full service contracts, we supply ACMI and agree to be responsible for most other operating costs, including landing, handling, and fuel. In either case, the customer bears the risk of filling the aircraft.

     We generally charge our customers on a block hour basis. "Block hours" are the elapsed time from the moment an aircraft first moves under its own power at the point of origin to the time it comes to rest at its final destination. We generally charge a lower rate per block hour for wet leases than full service contracts.

     We focus our marketing efforts on the U.S. Air Force Air Mobility Command, international leisure tour operators, freight operators, international airlines operating in countries where rapid economic development drives demand for our services, and cruise ship companies. During the last ten years, a material portion of our revenues has been derived from providing charter transportation services to airlines transporting pilgrims to the annual Hadj pilgrimage in Mecca. Most of our aircraft are operated under long-term leases. We believe that our fleet of modern aircraft is well suited to the needs of our customers and provides superior economic service.

     The market for passenger and cargo ACMI and full service charter business is highly competitive. Some of the passenger and cargo air carriers that we compete against have substantially greater financial resources and more extensive facilities and equipment than we do. We believe that the age of an aircraft fleet, the passenger, range, and payload capacities of aircraft, and price are the principal competitive factors in our industry. Competitors in the passenger charter market include Martinair, Tower Air, Omni Air International, and American Trans Air. Competitors in the cargo charter market include all-cargo carriers Atlas Air, Gemini Air Cargo, and Polar Air Cargo, and scheduled and non-scheduled passenger carriers that have substantial belly capacity. Our ability to compete depends, in part, upon our success in convincing major international airlines and tour operators that outsourcing some portion of their air passenger and cargo business is cost-effective.

Malaysia, Indonesia, and other countries in the Asia Pacific region. Those conditions included national liquidity crises, currency devaluations, higher regional interest rates, reduced opportunities for refinancing or refunding of maturing debts, and a general reduction in spending throughout the region. Largely as a result of these factors, we operated unprofitably in our 1998 and 1999 fiscal years. However, management believes that these conditions have started to improve and will provide new opportunities to lease aircraft to airline customers, particularly customers which have deferred or canceled new aircraft orders but are now in need of providing additional airlift.

     Due to the high fixed costs of leasing and maintaining aircraft and the costs for cockpit crewmembers and flight attendants, our aircraft must have high utilization at attractive rates in order for us to operate profitably. Although our strategy is to enter into long-term contracts with customers, the terms of existing customer contracts are shorter than the terms of our aircraft leases.

Customers

     Our business has historically been dependent on a few major customers, the loss of any one or more of which could have a material adverse effect on our business. In 1999, our principal customers were the United States Air Force and Malaysian Airline System Berhad. They provided approximately 51% and 9%, respectively, of our revenues and 35% and 11%, respectively, of total block hours flown. In 1998, our principal customers were the USAF, MAS, and P.T. Garuda Indonesia. They provided approximately 41%, 19%, and 12%, respectively, of our revenues and 27%, 18%, and 13%, respectively, of total block hours flown. In 1997, the same customers provided approximately 25%, 21%, and 10%, respectively, of our revenues and 16%, 23%, and 11%, respectively, of total block hours flown. A contract with Philippine Airlines, which expired in February 1998, provided 31% of our revenues and 34% of our block hours flown in 1997.

     USAF. We have provided air transportation services, principally internationally, to the USAF since 1956. In exchange for requiring pledges of aircraft to the Civil Reserve Aircraft Fleet for use in times of national emergency, the USAF awards contracts to CRAF participants, acting alone or through teaming arrangements, for peacetime transportation of personnel and cargo.

     We have historically led a contractor teaming arrangement that has enjoyed a large share of the USAF's overall commercial airlift requirement. During a period in which the U.S. military downsized substantially, our portion of the fixed USAF award increased from $15.6 million for the government's 1993 fiscal year to $86 million for the government's 1999 fiscal year. In our 1999 fiscal year, our revenue from the fixed award was $94 million, and our Air Mobility Command expansion revenue was $40.5 million.

     Our teaming agreement negotiations for the government's 2000 fiscal year resulted in a substantial reduction in our share of the USAF's fixed commercial airlift requirement, to $27 million. However, in the first six months of the government's 2000 fiscal year, our AMC expansion revenue was approximately $42 million, including approximately $13.5 million from the requested operation of passenger charter flights to replace another carrier. The AMC has also requested us to operate long-range passenger charter flights across the Pacific for the balance of the government's 2000 fiscal year, with a value to us of approximately $13.1 million.

     The USAF recently approved AMC teaming arrangements for the government's 2001 fiscal year. We will be a member of the 2001 Emery Worldwide Airlines Contractor Team, which will also include American Airlines, Continental Airlines, Delta Air Lines, Evergreen International Airlines, North American Airlines, Northwest Airlines, Trans World Airlines, United Parcel Service, and US Airways with an acquisition of mobilization points from United Airlines. We will be entitled to approximately 65%, or $114 million, of the expected $166 million wide-body fixed-buy contract award and a proportionate amount of any expansion business.

     Malaysian Airline System. We have provided wet lease transportation services to Malaysian Airline System since 1981. Naluri, which owned 12.0% of our outstanding common stock at June 30, 2000, owns approximately 28% of MAS. Beginning in October 1999, we ceased operating for MAS as a result of its failure to make monthly payments for our aircraft. MAS disputed its obligation to make payments after September 30, 1999, and we deployed our aircraft elsewhere following MAS's cessation of payments. In May 2000, we substantially resolved our disputes with MAS when it made, and we accepted, an additional lump-sum payment of $7 million.

     Renaissance Cruises. We began flying one aircraft for Renaissance Cruises in August 1999, providing exclusive air service to Athens and Istanbul from New York. Our contract with Renaissance was later extended and a second aircraft was added. The contract provides for a third aircraft to operate in 2001. However, the most recent Renaissance flight schedule requires significantly fewer hours of flying, and it is therefore unclear whether or when a third aircraft will be added.

     Garuda. We have flown for Garuda periodically since 1973. In 1997, approximately 40,000 of the 200,000 Indonesians who traveled to Mecca for the Hadj pilgrimage flew on our aircraft. We operated six aircraft for Garuda during the 1998 pilgrimage, no aircraft during the 1999 Hadj, and four aircraft during the 2000 Hadj.

     STAF and Sonair. We have entered into an agreement with Servicios De Transportes Aereos Fueguinos to provide one cargo aircraft for a three-year term that began in May 1998. We also have a contract to provide one passenger aircraft to Sonair Servico Aereo from November 2000 through December 2001, with two one-year extension options.

Aircraft Fleet

     Our fleet consists of eight leased MD-11 and two leased DC10-30 aircraft. The MD-11 aircraft include five passenger aircraft (two of which are long-range versions), one freighter aircraft, and two convertible aircraft. The DC10-30 aircraft include one passenger aircraft and one convertible aircraft. In addition, we have executed letters of intent to lease three DC10-30 freighter aircraft for 36 months with two one-year extension options each, commencing October 2000, December 2000, and May 2001 respectively, and two DC10-30 freighter aircraft for seven years commencing July and November 2001.

Maintenance

     Airframe and engine maintenance costs account for most of our maintenance expenses, and they typically increase as the aircraft fleet ages. We outsource major airframe maintenance and engine work to several major suppliers.

Aviation Fuel

     We purchase aviation fuel at spot prices from major oil companies, under delivery contracts at often frequented commercial locations and from United States military organizations at military bases. Fluctuations in the price of fuel have not had a significant impact on our operations in recent years because, in general, our customer contracts limit our exposure to fuel price increases. Nevertheless, substantial increases in the cost, or reductions in the availability, of aviation fuel could have a material adverse effect on the air transportation industry in general and accordingly on our financial condition and results of operations.

Regulatory Matters

     We are subject to numerous regulations of the U.S. Department of Transportation, the Federal Aviation Administration, and other federal, state, and local government agencies. In 2000, the FAA issued an airworthiness directive that would require the replacement of insulation blankets on our MD-11aircraft, within five years, at an estimated cost of approximately $4.9 million per aircraft. We have not determined how any portion of the replacement cost for which we might be responsible would be financed.

     Our international operations are generally governed by a network of bilateral civil air transport agreements providing for the exchange of traffic rights between governments which then select and designate air carriers authorized to exercise such rights.

Employees

     On August 31, 2000, we had 928 full-time equivalent employees classified as follows:

                        Classification                Number

               Management                                13
               Administrative and Operations            293
               Cockpit Crew                             271
               Flight Attendants                        351
                                                        ---
                  Total:                                928
                                                        ===
Our flight attendants, cockpit crewmembers, and dispatchers are represented under collective bargaining agreements amendable June 30, 2000, June 30, 2003, and December 31, 2003, respectively. We are currently engaged in contract negotiations with our flight attendants. Fewer than twelve of our employees are dispatchers.


                                 RISK FACTORS

--------------------------------------------------------------------------------

     Some of the statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements about our expectations, beliefs, plans, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend," and similar words or phrases. Accordingly, these statements involve estimates, assumptions, and uncertainties. Any forward-looking statements are qualified in their entirety by reference to the factors, including risk factors, discussed in this prospectus or incorporated by reference.

     Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in forward-looking statements, you should not over-rely on forward-looking statements. Further, each forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect later events or circumstances as they occur.

--------------------------------------------------------------------------------

     Investing in our common stock involves a high degree of risk. Before agreeing to buy, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus:

Our history of operating losses and possible future losses may hurt our ability to realize our business goals, to operate profitably, or even to continue operations.

     We have experienced operating losses during each of our last two fiscal years. During the years ended December 31, 1999 and 1998, we incurred losses from continuing operations before income taxes and an extraordinary item of approximately $13.7 million and $10.9 million, respectively. Future losses are always possible. At December 31, 1999, we had current assets of approximately $30.3 million and deficit working capital of approximately $24.9 million. We have historically financed our working capital and capital expenditure needs out of cash flow from operations, sales of our common stock, secured borrowings, and other financing from banks and other lenders. However, as a result of our recent operating losses, extended decline in the market price of our common stock, and other factors, we have no practical ability to rely on several of these sources. Much of our cash flow is used to repay borrowings, we have little or no additional borrowing capability under our existing credit arrangements, all of them asset-based, and there is no perceived market demand for new issuances of our debt or equity securities. In March 2000, we commenced a salary reduction program for many of our employees in an effort to produce cash savings of $5 million over 18 months. The realization of our business goals, the return to profitable operations, or even continued operations, under these circumstances, may depend on our ability, over the next two to three years, to establish and maintain collaborative arrangements with our aircraft lessors, current credit providers, and customers and to establish new sources of revenue with minimal capital expenditures. We are seeking to accomplish each of these objectives but may not succeed.

Our liquidity needs may impair our ability to compete in a capital- and labor-intensive industry.

     In August 1997, we issued $50 million of 8% subordinated senior debentures, due August 26, 2004 and convertible into shares of our common stock at a rate of $8.90 per share, and used net proceeds of approximately $30.6 million to repurchase four million shares of our common stock from WorldCorp and Naluri. During 1999, the holders of $1.2 million of the debentures converted them into our common stock, and we repurchased approximately $8.2 million principal amount of the debentures at approximately a 75% discount from face value, reducing the principal amount of the debentures outstanding to $40.5 million. Nevertheless, at June 30., 2000, our long-term obligations net of current maturities totaled $50.4 million (including the debentures). We have established no sinking fund or other mechanism to assure payment of the debentures when they come due, and we have no arrangements or understandings with any debenture holders regarding the possible conversion of the debentures or the restructuring of the debt which they represent. To increase capacity and effectively compete in the airline industry normally requires large investments of capital for the purchase or long-term lease of aircraft, engines, and spare parts and large investments in cockpit crew, flight attendants, and other personnel. Through restructuring our existing aircraft leases and entering into new leases on more attractive terms and conditions, we have been seeking to mitigate that risk. Nevertheless we retain substantial liquidity requirements for debt service and operations, and without any assured source of new capital financing, we may not be able to acquire the equipment, personnel, and other resources we need.

Our business is a market niche activity which is subject to fluctuations in demand.

     We have incurred long-term lease and other obligations to hold aircraft and personnel available for lease to established airline companies and other users of transportation services. Our strategy is to seek to enter into long-term leases with our customers, but our existing commitments for aircraft are for longer terms than our customer commitments. We have historically been dependent on a small number of customers and potential customers, the loss of any one or more of which could have a material adverse effect on our business and operations. Furthermore, our ability to compete in the airline industry requires us to convince the United States government, whose funding is subject to annual appropriations, to contract with us and to persuade other air transportation providers to outsource a portion of their business to us. There is no long-term pent-up demand for our services, and we therefore typically have unused capacity to fill over a six- to twelve-month horizon. This is an inherently risky business model for which there are no clear strategies for success, and it places a premium on our being able to respond opportunistically to transitory market developments.

Political and economic developments beyond our control may impact adversely on our business and operations.

     In recent years, much of our operations and an even greater share of our operating revenues have been dependent on our relationship with the USAF Air Mobility Command and with customers in the Asia Pacific region. The establishment of teaming arrangements for CRAF contracts, the awarding of government contracts, and the structure or even the continuation of the CRAF program involve many political, economic, and other factors over which we have no control. In the United States government's 2000 fiscal year, we lost approximately two-thirds of the USAF's fixed commercial airlift requirement that we enjoyed in the government's previous fiscal year. The Asia Pacific region, meanwhile, endured a major economic crisis, with adverse impact on our operating revenues, in 1997-99. We cannot predict how future military spending budgets, aircraft requirements, national security considerations for a continued strong and balanced CRAF, the political and economic stability of other countries (including those in the Asia Pacific region), and the stability of our competitors will interact to affect our future business.

Airworthiness directives of the FAA may impose significant financial burdens on us.

     We are subject to regulation by the U.S. Federal Aviation Administration and other agencies. The FAA has the power to issue airworthiness directives, the effect of which may be to require us to modify our aircraft, at our expense, to meet perceived inadequacies throughout the airline industry. If we were financially unable to meet a particular airworthiness directive, or if we concluded that complying with an airworthiness directive could not be cost-justified, we would be unable to operate the related aircraft. The FAA has issued an airworthiness directive that will require the replacement, within five years, of the insulation blankets in our eight MD-11 aircraft. We estimate that the replacement will cost approximately $4.9 million per aircraft. We have not determined how any portion of that cost for which we might be responsible would be financed.

If we fail to meet certain financial performance requirements under any of our MD-11 aircraft leases, the lessors could cancel the leases on twelve months notice.

     In 1999, we renegotiated the lease terms for our eight MD-11 aircraft. In connection with those negotiations, we gave the lessors, The Boeing Company and International Lease Finance Corporation, the right to cancel the lease of any of the aircraft on twelve months notice, should we fail to meet defined financial performance requirements. We failed to meet the financial performance requirements in 1999, without receiving notice of default or cancellation, and we may continue to be unable to meet them in 2000. Any failure to meet the financial performance requirements and cancellation of the leases could make it difficult or impossible for us to perform on existing contracts with our customers.

If we fail to reach agreement with our flight attendants, we could be subject to a labor stoppage.

     Approximately 39% of our employees are flight attendants, who are represented by a labor union. We have entered into a collective bargaining agreement with the union, that agreement became amendable on June 30, 2000, and we are engaged in contract negotiations with the union now. Any failure to reach timely agreement with our flight attendants could lead to a labor stoppage that would impair our ability to continue operations and to serve our customers.

We are subject to several large contingent liabilities which, if not resolved in our favor, could impair our operations.

     A German tour operator is seeking damages of approximately $3.5 million against us, in a German court, in connection with a contract dispute. Our flight attendants challenge our compliance with contract provisions requiring us to use foreign flight attendant crews on our flights for Garuda and other foreign carriers, and have filed several grievances against us under which they seek sizeable awards of back pay. We believe that we have meritorious defenses to each of these claims. Nevertheless, if these and other contingent liabilities are not resolved in our favor, our net earnings would be reduced or our net losses increased, perhaps substantially, and our cash available for operations would be further limited.

Any delisting of our common stock by Nasdaq might make it difficult for our shareholders to sell their shares.

     Our common stock is included for trading on the Nasdaq SmallCap Market under the symbol "WLDA". Continued inclusion on that market is subject to our meeting various requirements relating to our assets, capital, earnings, stock price, and corporate governance. Current requirements for continued listing include (1) maintaining net tangible assets of $2 million, market capitalization of $35 million, or net income of $500,000 in the last fiscal year or in two of the last three fiscal years, (2) at least 500,000 shares publicly held with a market value of at least $1 million (excluding shares held directly or indirectly by any officer or director and by any more than 10% beneficial shareholder), (3) a minimum bid price for our common stock of $1.00, (4) at least two market makers, and (5) at least 300 round-lot holders of our shares. In April 2000, Nasdaq informed us that we did not meet the minimum net tangible assets, market capitalization, or net income listing requirement. We have provided Nasdaq with information on our plan to comply with that requirement and have requested a short-term exemption. In May 2000, Nasdaq informed us that our common stock had not maintained the minimum $1.00 bid price for the required period. A September 21, 2000 hearing on these matters was held before Nasdaq. After the hearing, Nasdaq may delist our common stock from the SmallCap Market, in which case we would seek to list it on the Over-the-Counter Bulletin Board or other national trading market. This might make it more difficult for the holders of our common stock to obtain accurate market value quotations or to sell or pledge their shares. In addition, delisting could subject our common stock to onerous regulation as a "penny stock," further restricting the ability of broker-dealers to sell it.

Federal law and our charter documents limit our non-U.S. ownership.

     As required by federal law, our charter documents provide that no more than 25% of our voting stock may be beneficially owned or controlled by persons who are not citizens of the United States. Any person proposing to purchase or otherwise acquire the shares to be sold, distributed, or otherwise transferred by the selling security holders may be required to give assurances that the proposed purchase will comply with these provisions. These provisions may delay the sale, distribution, or other transfer of our shares, make it impossible for certain persons to acquire our shares at all, or restrict our ability to seek capital on attractive terms.

Since becoming a public company, we have never paid dividends.

     Since becoming a public company in 1995, we have never paid any cash dividends, and we do not anticipate paying cash dividends in the foreseeable future.

The distribution of our shares by WorldCorp and WorldCorp Acquisition Corp. has severely limited our ability to use net operating loss carryforwards.

     At December 31, 1999, we had net operating loss carryforwards of $73.4 million for federal income tax purposes. Generally these may be used to reduce any future U.S. federal income tax obligation before the net operating loss carryforwards expire. However, Section 382 of the Internal Revenue Code limits the use of net operating loss carryforwards in the event of an "ownership change," as defined in the Code. The July 2000 distribution of our common stock by WorldCorp and WorldCorp Acquisition Corp., together with other transactions affecting the ownership of our common stock, has severely limited, and caused a substantial loss of, our net operating loss carryforwards to offset future taxable income. Based on our preliminary review, the net operating loss carryforwards available to us may now be less than $500,000 annually.

The distribution of our shares by WorldCorp and WorldCorp Acquisition Corp. may permit us to pursue our objectives more directly.

     Since 1987, we have operated as a controlled subsidiary of WorldCorp. Our interests and business objectives began to diverge from WorldCorp's as its financial condition worsened and it eventually filed for bankruptcy relief. The distribution of our shares by WorldCorp and WorldCorp Acquisition Corp. may permit us to pursue our objectives more directly. However, to succeed we may have to continuously change or improve our business strategies, customer base, management, liquidity, and work force. We may not be able to accomplish this.


                                USE OF PROCEEDS

     We will not receive any proceeds from the sale or distribution of the shares of common stock offered by the selling security holders.


                           SELLING SECURITY HOLDERS

     Under federal law, we have registered for sale or distribution 699,867 shares of our common stock which, at August 31, 2000, were beneficially owned by the following selling security holders:

                                             Shares Beneficially Owned Before      Number of      Shares Beneficially Owned After
                                                       the Offering               Shares Being              the Offering
                                             ---------------------------------      Offered       --------------------------------
                                                                                  ------------
          Selling Security Holder                 Number           Percent                            Number           Percent
-------------------------------------------  ----------------  ---------------                    ---------------  ---------------
Hollis L. Harris                                   669,715/1/           6.6%            18,406          351,309             3.5%

HLH Corporation                                    300,000              2.9%           300,000            - 0 -             0.0%

Altobello Family Limited Partnership                82,380/2/           0.8%            74,070            8,310             0.1%



_________________
/1/ Includes 100,000 shares issuable to Mr. Harris upon the exercise of options granted and 300,000 shares which he owns indirectly through HLH Corporation. Shares beneficially owned after the offering assumes the sale of the HLH shares.

/2/ Includes 8,310 shares issuable to Daniel J. Altobello upon the exercise of options granted.

                                             Shares Beneficially Owned Before      Number of      Shares Beneficially Owned After
                                                       the Offering               Shares Being              the Offering
                                             ---------------------------------      Offered       --------------------------------
                                                                                  ------------
          Selling Security Holder                 Number           Percent                            Number           Percent
-------------------------------------------  ----------------  ---------------                    ---------------  ---------------
H&C Trading LLC                                  375,732/3/           3.7%            74,070            1,662             0.0%

Russell L. Ray, Trustee of the Ray Family        244,963/4/           2.4%            74,070          170,893             1.7%
 1986 Trust

John E. Ellington                                 35,685/5/           0.3%            14,814           20,871             0.2%

Gilberto M. Duarte, Jr.                           70,654/6/           0.7%             7,407           63,247             0.6%

Cathy Sigalas                                    127,881/7/           1.3%             7,407          120,474             1.2%

Peter M. Sontag                                   62,361/8/           0.6%            37,035           25,326             0.2%

A. Scott Andrews                                  50,761/9/           0.5%            37,035           13,726             0.1%

B Bar J Cattle Company Pen Pln Def Bnft Pln       63,863/10/          0.6%            55,553            8,310             0.1%
 & Tst

Each selling security holder maintains a business address at 13873 Park Center Road, Suite 490, Herndon, VA 20171. All shares are owned directly and held of record except as otherwise indicated.

     Each selling security holder may be deemed to be our "affiliate" for securities law purposes. Hollis L. Harris is our Chairman of the Board of Directors and Chief Executive Officer, and a director, officer, and shareholder of HLH Corporation. Daniel J. Altobello, our

_____________________________
/3/ Includes 1,662 shares issuable to Joel H. Cowan upon the exercise of options granted and 300,000 shares which H&C Trading LLC owns indirectly through HLH Corporation. Shares beneficially owned after the offering assumes the sale of the HLH shares.

/4/ Includes 10,893 shares which Mr. Ray owns individually and 160,000 shares which are issuable to Mr. Ray upon the exercise of options granted.

/5/ Includes 10,000 shares issuable to Mr. Ellington upon the exercise of options granted.

/6/ Includes 40,000 shares issuable to Mr. Duarte upon the exercise of options granted.

/7/ Includes 30,731 shares issuable to Ms. Sigalas upon the exercise of options granted.

/8/ Includes 13,726 shares issuable to Mr. Sontag upon the exercise of options granted.

/9/ Includes 13,726 shares issuable to Mr. Andrews upon the exercise of options granted.

/10/ Includes 8,310 shares issuable to Gen. Ronald R. Fogleman upon the exercise of options granted.

director, is general partner of the Altobello Family Limited Partnership. Joel
H. Cowan, our director, is managing member of H&C Trading LLC. Russell L. Ray, Peter M. Sontag, and A. Scott Andrews are our directors. Gilberto M. Duarte, Jr. and Cathy Sigalas are our executive officers, as was John E. Ellington until recently. Ronald R. Fogleman, our director, is a principal beneficiary of the B Bar J Cattle Company Pension Plan.

     Each selling security holder has provided us with the information concerning it in this section for use in this prospectus.


                             PLAN OF DISTRIBUTION

     Each of the selling security holders may sell our shares of common stock from time to time in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Thus, for example, each selling security holder may offer the shares in any one or more of the following transactions:

     . on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq SmallCap Market

     .    in the over-the-counter market

     .    in private transactions

     .    through the sale and exercise of options

     .    by pledge to secure debts or other obligations

     If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

     The shares of common stock described in this prospectus may be sold from time to time directly by the selling security holders. Alternatively, the selling security holders may from time to time offer shares of common stock to or through underwriters, broker-dealers, or agents. The selling security holders, and any underwriters, broker-dealers, or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker-dealer, or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under the terms of this prospectus. The selling security holders may determine not to sell all of the shares. The selling security holders may transfer, will, or gift such shares by other means not described in this prospectus.

     To comply with the securities laws of some jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in some jurisdictions, the common stock may not be offered or sold unless it has been registered or qualified for sale or an exemption is available and complied with.

     Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling security holder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling security holders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

     We will pay all expenses of this registration. These expenses include the SEC registration fee and any state securities or "blue sky" filing fees, legal fees, accounting fees, printing expenses, and other charges. We estimate that total expenses in connection with this offering will be approximately $15,000.

     The selling security holders will pay all applicable selling expenses, including any broker-dealer discounts and commissions, transfer fees, and taxes and tax withholdings, in connection with any sale by them of our shares.

     This prospectus may not be used in connection with any resale of our common stock sold or distributed in this offering. However, we believe that, except for our "affiliates" and statutory underwriters within the meaning of the federal securities and bankruptcy laws, persons acquiring our shares in this offering may resell without registration under the federal securities laws and that, except for "affiliates" and statutory underwriters, our shares may be resold without restriction or volume limitation under federal law.

     The information disclosed in this section concerning each selling security holder's plan of distribution has been provided by the respective security holder specifically for inclusion in this prospectus. Neither we nor any other person has made any independent determination that any plan of distribution is in compliance with all applicable legal requirements, and we disclaim any obligation to do so.


                                 LEGAL MATTERS

     Cathy Sigalas, Esq., our general counsel, has given her opinion that the shares offered in this prospectus have been validly authorized and issued, fully paid, and nonassessable.

                                    EXPERTS

     Our financial statements as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

                               Table of Contents

                                                                Page
     Where You Can Get More Information                           2
     World Airways, Inc.                                          3
     Risk Factors                                                 8
     Use Of Proceeds                                             13
     Selling Security Holders                                    13
     Plan Of Distribution                                        15
     Legal Matters                                               16
     Experts                                                     17



                           _________________________


                                 699,867 Shares

                              WORLD AIRWAYS, INC.

                                  Common Stock

                           _________________________


                                   PROSPECTUS

                           _________________________




     Until _________ ___, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                          _____________   ____ , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance And Distribution.

     The expenses in connection with the distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):


     SEC Registration Fee .....................................    $   155
     Legal fees and expenses ..................................      6,000
     Accounting fees and expenses .............................      3,000
     Transfer agent fees ......................................      1,500
     Printing fees ............................................      2,500
     Miscellaneous ............................................      1,845
                                                                   -------

          Total ...............................................    $15,000
                                                                   =======

Item 15.  Indemnification of Officers and Directors.

     The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16.  Exhibits and Exhibit Index.

 Exhibit                                                                                                         Consecutive
   No.                                           Description                                                       Page
     2.1       Common Stock Purchase Agreement between WLR Recovery Fund L.P., Hollis L. Harris, and Others,
               dated as of July 21, 2000

     4.1       Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of World            *
               Airways, Inc. (Exhibits 3.1 and 3.2 to the Registrant's Registration Statement on Form S-1,
               Commission File No. 33-95488, filed August 8, 1995)

     5.1       Opinion of Cathy Sigalas, Esq.

    23.1       Consent of KPMG LLP

    23.2       Consent of Cathy Sigalas, Esq. (contained in Exhibit 5.1)

    24.1       Powers of Attorney (see Signature Page)

_________________
*    Incorporated by reference pursuant to Rule 411(c).

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herndon, Virginia, on September 22, 2000.

                                    WORLD AIRWAYS, INC.


                                     By:  /s/ Hollis L. Harris
                                          ________________________________
                                          Hollis L. Harris
                                          Chairman and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hollis L. Harris, Gilberto M. Duarte, Jr., and Cathy Sigalas, or any of them, his or her true and lawful attorneys-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, in Herndon, Virginia, on September 22, 2000.


     Signature                      Title

     /s/ Hollis L. Harris
     ___________________________    Chairman and Chief Executive Officer
     Hollis L. Harris               (Principal Executive Officer)


     ___________________________    Director
     Daniel J. Altobello


     /s/ A. Scott Andrews
     ___________________________    Director
     A. Scott Andrews


     /s/ Joel H. Cowan
     ___________________________    Director
     Joel H. Cowan


     /s/ Ronald R. Fogleman
     ___________________________    Director
     Ronald R. Fogleman


     ___________________________    Director
     Dato' Wan Malek Ibrahim


     ___________________________    Director
     Kheng Yew Lim


     /s/ Russell L. Ray, Jr.
     ___________________________    Director
     Russell L. Ray, Jr.


     /s/ Peter M. Sontag
     ___________________________    Director
     Peter M. Sontag


     /s/ Gilberto M. Duarte, Jr.
     ___________________________    Chief Financial Officer
     Gilberto M. Duarte, Jr.        (Principal Financial and Accounting Officer)